Exhibit 16.1


October 6, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:


We have read Item 4.01 of Form 8-K dated October 6, 2005 of Acadia Realty Trust and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST AND YOUNG, LLP